UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2020

Cadiz Inc.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-12114	77-0313235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 S. Hope Street, Suite 2850 Los Angeles, CA	90071
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (231) 271-1600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	CDZI	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Conversion and Exchange Agreements

As previously disclosed in the Form 8-K filed with the Securities and Exchange Commission (the “SEC”) in December 2015, pursuant to the Indenture, dated as of December 10, 2015 (the “Indenture”), between Cadiz Inc. (the “Company” or “us” or “we”), as the issuer, and U.S. Bank National Association, as trustee, the Company issued of 7.00% Convertible Senior Notes due 2020 (the “Convertible Notes”).

On March 5, 2020, the Company entered into Conversion and Exchange Agreements (the “Exchange Agreements”) with certain holders (the “Holders”) of Convertible Notes having an aggregate original principal amount of $27,381,000. Pursuant to the terms of the Exchange Agreements, the Holders exchanged an aggregate amount payable of $27,340,875.00 under the Convertible Notes (such portion of the Convertible Notes, the “Exchanged Notes”) for an aggregate of 10,000 shares of Series 1 Preferred Stock, par value $0.01 per share, of the Company (the “Series 1 Preferred Stock”). In addition, pursuant to the terms of the Exchange Agreements, the Holders converted the remaining aggregate amount payable of $17,480,302.33 under the Convertible Notes (excluding the amount payable under the Exchanged Notes) into an aggregate of 2,589,674 shares of our Common Stock, par value $0.01 per share (the “Common Stock”), at a conversion price of $6.75 per share of Common Stock in accordance with the terms of the Indenture. Following the transactions contemplated by the Exchange Agreements, all of the Convertible Notes held by the Holders have been satisfied in full and cancelled.

The Company also entered into a Registration Rights Agreement with the holders of the Preferred Shares with respect to the Preferred Shares and the shares of our Common Stock issuable upon conversion of the Preferred Shares.

Waiver and Amendment No. 1 to Credit Agreement

On March 5, 2020, the Company entered into a Waiver and Amendment No. 1 to the Credit Agreement (the “Credit Agreement Amendment”), with Cadiz Real Estate LLC, Wells Fargo Bank National Association, as the agent (the “Agent”), and the Required Lenders (as defined in the Credit Agreement), to amend the Credit Agreement, dated as of May 1, 2017, by and among the Company and Cadiz Real Estate LLC, as the Borrowers, the Agent, and the lenders party thereto from time to time (the “Credit Agreement”). Under the Credit Agreement Amendment, the Required Lenders waived certain covenants in the Credit Agreement with respects to the transactions contemplated by the Exchange Agreements. In addition, the following amendments were made to the Credit Agreement:

●	The Borrowers have the option to extend the maturity date of the loan for a period of twelve (12) months, upon payment of an extension option fee. If the Borrowers exercise their right to extend the maturity date of the Credit Agreement, then the Applicable Cash Rate (as defined in the Credit Agreement) will automatically increase on a quarterly basis by one-half of a percentage point (0.500%) per annum, and the Applicable PIK Rate (as defined in the Credit Agreement) will automatically increase on a quarterly basis by one percentage point (1.000%) per annum.

●	The applicable prepayment premium was increased to 5.00% of the accreted value of the secured term loans under the Credit Agreement, provided, that (i) the applicable prepayment premium will increase to 7.00% of the accreted value of the secured term loans under the Credit Agreement if the obligations under the Credit Agreement are not paid on or prior to April 3, 2020, and (ii) the applicable prepayment premium will increase to 10.00% of the accreted value of the secured term loans under the Credit Agreement if the Borrowers exercise their right to extend the maturity date of the Credit Agreement.

Amendment No. 1 to Warrants

On March 5, 2020, the Company entered into an Amendment No. 1 to Warrant (the “Warrant Amendment”), with the holder of the Warrant to Purchase 357,500 Shares (Subject to Adjustment) of Common Stock of the Company, dated May 25, 2017 (as amended, the “Warrant”), to amend the Warrant as follows:

●	The Exercise Price (as defined in the Warrant) was decreased to $6.75 per share. If the Borrowers exercise their right to extend the Maturity Date of the Credit Agreement, the Exercise Price will automatically decrease to $0.01 per share.

●	The Expiration Date (as defined in the Warrant) will automatically be extended by twelve (12) months, in the event that the Borrowers exercise their right to extend the Maturity Date of the Credit Agreement.

The foregoing descriptions of the Exchange Agreements, the Credit Agreement Amendment and the Warrant Amendment are not complete and are qualified in their entirety by references to the full text of such documents, which are filed as Exhibits 10.1, 10.2, 10.4 and 10.5, respectively, to this Current Report and are incorporated by reference herein.

Item 3.02.	Unregistered Sales of Equity Securities.

To the extent required, the information included in Item 1.01 and Item 5.03 of this Current Report are hereby incorporated by reference into this Item 3.02. The Preferred Shares were issued in reliance on Section 4(a)(2) and/or Section 3(a)(9) under the Securities Act of 1933, as amended.

Item 3.03.	Material Modification to Rights of Security Holders.

To the extent required, the information included in Item 1.01 and Item 5.03 of this Current Report are hereby incorporated by reference into this Item 3.03.

Item 5.03.	Amendment to Certificate of Incorporation; Change in Fiscal Year.

On March 5, 2020, the Company filed a Certificate of Designation of Series 1 Preferred Stock in the State of Delaware to designate 10,000 shares of our preferred stock, par value $0.01 per share, as Series 1 Preferred Stock.

The following is a description of the Series 1 Preferred Stock:

Ranking and Liquidation. Prior to March 5, 2025 (the “Mandatory Conversion Date”), subject to applicable law and the rights of the holders of any outstanding series of our preferred stock, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, each share of Series 1 Preferred Stock (a “Preferred Share”) will be entitled to receive an amount in cash equal to $2,734.09 per share (as may be adjusted for any dividends of Preferred Shares, subdivision of the outstanding Preferred Shares or combination of the outstanding Preferred Shares), before any payment may be made to holders of our Common Stock or any outstanding series of our preferred stock junior in liquidation preference to the Preferred Shares. In addition, prior to the Mandatory Conversion Date, subject to applicable law and the rights of the holders of any outstanding series of our preferred stock, Preferred Shares will be entitled to participate pro rata on an as-converted into common stock basis with all of our Common Stock in the distribution of any remaining proceeds from the voluntary or involuntary liquidation, dissolution or winding up. After the Mandatory Conversion Date, subject to applicable law and the rights of the holders of any outstanding series of our preferred stock, Preferred Shares will not receive any preference and will only be entitled to participate pro rata on an as-converted into common stock basis with all of our Common Stock in the distribution of any remaining proceeds from the voluntary or involuntary liquidation, dissolution or winding up.

Conversion. Each Preferred Share is convertible at any time at the option of the holder into 405.05 shares of our Common Stock (the “Conversion Rate”), provided that the holder will be prohibited from converting Preferred Shares into shares of our Common Stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own more than 9.9% of the total number of shares of our Common Stock then issued and outstanding after giving effect to such conversion. On the Mandatory Conversion Date, each Preferred Share will automatically convert into shares of our Common Stock at the Conversion Rate then in effect; provided, that the Preferred Shares will not automatically convert shares of our Common Stock to the extent that, as a result of such conversion, the holder, together with its affiliates, would beneficially own more than 9.9% of the total number of shares of our Common Stock then issued and outstanding after giving effect to such conversion. Any Preferred Shares that remain outstanding after the Mandatory Conversion Date as a result of such limitations will be convertible at any time thereafter, at the option of the holder, subject to the beneficial ownership limitations in the Certificate of Designation of Series 1 Preferred Stock of the Company.

Voting Rights. Prior to the Mandatory Conversion Date, except as provided by applicable law, each Preferred Share will be entitled to 301.98 votes (the “Voting Rate”) on all matters on which stockholders are generally entitled to vote (provided that no holder of Preferred Shares will be entitled to such number of votes in excess of such holder’s beneficial ownership limitation). Additionally, prior to the Mandatory Conversion Date, the vote or written consent of holders of a majority of the outstanding Preferred Shares, voting separately as a single class, will be required for certain amendments to our certificate of incorporation, to incur certain indebtedness other than permitted indebtedness, to enter into certain affiliate transactions, to issue additional Preferred Shares and to issue any capital stock senior or having parity in preference to the Preferred Shares, other than preferred shares that may be issued in one or more financing transactions as an alternative to the Company incurring permitted indebtedness. After the Mandatory Conversion Date, the Preferred Shares will have no voting rights, except as required by applicable law.

Dividends. Prior to the Mandatory Conversion Date, the holders of Preferred Shares will not be entitled to participate in any dividends or distributions. After the Mandatory Conversion Date, subject to the applicable law and the rights of the holders of any outstanding series of our preferred stock, Preferred Shares will rank pari passu on an as-converted to common stock basis with all of our Common Stock as to dividends and distributions. However, holders of Preferred Shares will not be entitled to participate in dividends consisting of shares of our Common Stock or other securities convertible into or exercisable for shares of our Common Stock to the extent that, as a result of such dividend, the holder, together with its affiliates, would beneficially own more than 9.9% of the total number of shares of our Common Stock then issued and outstanding after giving effect to such dividend.

Anti-Dilution. The Conversion Rate and the Voting Rate are subject to proportionate adjustment upon the issuance by the Company of stock dividends, stock splits, and similar proportionately applied changes affecting the Company’s outstanding Preferred Shares.

Redemption. At any time after March 5, 2021, the Company may redeem Preferred Shares by payment of an amount per Preferred Share equal to $13.50 (as may be adjusted for any dividends of Preferred Shares, subdivision of the outstanding Preferred Shares or combination of the outstanding Preferred Shares) multiplied by the Conversion Rate then in effect; provided, that as to each holder of Preferred Shares, the number of shares redeemed must be at least 25% of the Preferred Shares originally issued to such holder.

Rights as a Stockholder. Except as otherwise provided in the Certificate of Designation of Series 1 Preferred Stock, or by virtue of such holder’s ownership of shares of our Common Stock, the holders of Preferred Shares do not have the rights or privileges of holders of shares of our Common Stock, until they convert their Preferred Shares.

Amendments. Certain terms of the Series 1 Preferred Stock may be amended or modified with the vote or written consent of the holders of a majority of the then-outstanding Preferred Shares.

The foregoing description of the Series 1 Preferred Stock is qualified in its entirety by reference to the full text of the Certificate of Designation of the Series 1 Preferred Stock, which is filed as Exhibit 3.1 to this Current Report and are incorporated by reference herein.

Item 8.01	Other Events.

On March 9, 2020, the Company issued a press release regarding the transactions contemplated by the Conversion and Exchange Agreements. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of Series 1 Preferred Stock of Cadiz Inc.
10.1	Conversion and Exchange Agreement, dated March 5, 2020, by and between Cadiz Inc. and LC Capital Master Fund, Ltd.
10.2	Conversion and Exchange Agreement, dated March 5, 2020, by and between Cadiz Inc. and Elkhorn Partners Limited Partnership
10.3	Registration Rights Agreement, dated March 5, 2020, by and among Cadiz Inc. and the other parties thereto
10.4	Waiver and Amendment No. 1 to Credit Agreement, dated as of March 5, 2020, by and among Cadiz Inc., Cadiz Real Estate LLC, the Required Lenders and Wells Fargo Bank, National Association, as administrative agent
10.5	Amendment No. 1 to Warrant, dated as of March 5, 2020, by and between Cadiz Inc. and other party thereto
99.1	Press Release dated March 9, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADIZ INC.

By:	/s/ Timothy J. Shaheen
Timothy J. Shaheen
Chief Financial Officer

Date: March 9, 2020